Exhibit 4.4

PLACEMENT AGENT AGREEMENT

June 14, 2007

Dear Sirs:

The undersigned, Corgenix Medical Corporation, a Nevada corporation (the “Company”), hereby confirms its agreement with Terra Nova Financial, LLC, an Illinois limited liability corporation (the “Placement Agent”), as follows:

1.             Introduction.  The Company intends to offer for sale and sell to a limited number of persons, each of whom (a) is an “accredited investor” as defined in Rule 501 of Regulation D (“Regulation D”) under the Securities Act of 1933, as amended (the “1933 Act”), and (b) meets the standards that are set forth in the Private Placement Marketing materials dated              (together with any exhibits, cover letters, amendments and supplements thereto, the “Marketing Materials”) under the caption “Investor Suitability” (“Investors”), $650,000 of equity securities, or options, warrants, or rights to acquire equity securities convertible into or exchangeable for equity securities (the “Securities”) of the Company, pursuant to the terms of the Marketing Materials (the “Offering”), and subject to the approval of the Company’s Board of Directors.  The Placement Agent may not be the Company’s exclusive sales agent in connection with the Offering and the Company may make sales directly to investors, engage other placement agents or may engage other qualified broker-dealers (“Selected Dealers”) to assist in the Offering.

This Agreement sets forth the understandings and agreements between the Company and the Placement Agent whereby, subject to the terms and conditions herein contained, the Placement Agent will solicit offers and obtain purchases for the Securities.

2.             Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, the Placement Agent that:

2.1.          No Registration of the Securities; Regulation D; Compliance with Securities Laws.

2.1.1.       The Securities are not required to be and have not and will not be registered with the Securities and Exchange Commission (the “Commission”) pursuant to the 1933 Act, and the rules and regulations promulgated thereunder in connection with the Offering.  The Securities will be offered and sold in reliance upon the exemption provided by Section 4(2) of the 1933 Act and Rule 506 of Regulation D.  The Company has complied with and will comply with the requirements of Section 4(2) of the 1933 Act and Rule 506 of Regulation D in connection with the Offering.

2.1.2.       No registration statement relating to the Securities has been filed under the securities laws of any state, except as required to obtain exemptions from regulation of public securities offerings.  The Securities will be offered and sold in reliance upon applicable exemptions from registration under the laws, regulations and policy statements of the Blue Sky States (as defined in Section 4.3.1 hereof).

2.1.3.       For the purposes of this Agreement, the term “Affiliate” means, when used with reference to a specified person, (a) any person or entity directly or indirectly controlling, controlled by or under common control with such specified person, and (b) any officer, director or general partner of an entity referred to in clause (a).  The term “control” shall mean the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise.

2.2.          Organization; Good Standing of the Company.  The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Nevada with full power and authority to acquire, own, lease and manage its properties and assets and to conduct the business in which it is engaged, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership of property or the conduct of its business requires such qualification, except such jurisdictions where the failure to so qualify would not have a material adverse effect on its business, properties or condition (financial or otherwise).

3.             Sales of Securities.

3.1.          Agency.  On the basis of the representations, warranties and covenants contained herein and subject to the terms and conditions set forth herein, the Company hereby appoints the Placement Agent as its non-exclusive agent for the period beginning on the date of this Agreement and ending on August 31, 2007, subject to extension by the Company (the “Offering Period”), subject to the earlier termination in accordance with the terms hereof for the limited purpose of soliciting subscriptions (the “Subscriptions”) from prospective investors.  On the basis of the representations, warranties and covenants contained herein, and subject to the terms and conditions set forth herein, the Placement Agent shall use its best efforts as agent to obtain the Subscriptions.  In connection therewith, the Placement Agent will not offer any Securities for sale, or solicit any Subscription other than in accordance with the Offering.

3.2.          Termination Date.  At the close of business on the last day of the Offering Period (the “Termination Date”), the obligations of the Placement Agent hereunder to use its best efforts as agent to obtain Subscriptions shall terminate.

3.3.          Price; Minimum Purchase.  The offering price and terms for each Security shall be set forth in the Offering at the sole discretion of the Board of Directors, and must not cause any default, event of default, etc. under any of the Company’s currently operative agreements with respect to any note or preferred stock.  The minimum purchase requirement for an Investor shall be set forth in the Offering, subject to waiver by the Board of Directors.  For the avoidance of doubt, the Company will have no obligation to issue any Security unless the terms, conditions, timing and all other aspects of any Offering are acceptable to the Board of Directors in its sole discretion.

3.4.          Acceptance of Subscriptions.  No Subscription shall be effective unless accepted by the Company.  Securities Purchase Agreements must be executed by Investors.  The Securities shall be offered subject to prior sale.  The Company retains the unconditional right to reject any Subscription in whole or in part; in such event, the funds delivered by the Investor thereunder with respect to such Subscription shall be returned to such Investor as promptly as practicable, and in such event, no interest on such funds shall be paid to such Investor.

3.5.          Initial Closing Date.  If the Securities Purchase Agreements for Securities has been received and accepted on or before the Termination Date (the “Initial Closing Date”), the Placement Agent will deliver to the Company immediately available funds in an amount equal to the amount so subscribed for on the Initial Closing Date, except for the commissions and fees payable to the Placement Agent calculated in accordance with Section 3.7 hereof with respect to the aggregate amount of all Securities purchased and paid for at the Initial Closing Date.

3.6.          Additional Closing Dates.  If, after the Initial Closing Date and on or before the Termination Date, additional sales of Securities are made and Securities Purchase Agreements are accepted by the Company, on each such date or dates and at such times and places as are determined by the Company (which determinations shall be subject to the satisfaction on each such date of the conditions contained herein) (“Additional Closing Dates”), the Placement Agent will deliver to the Company immediately available funds in an amount equal to the amount so subscribed for on such Additional Closing Date, except for the commissions and fees payable to the Placement Agent calculated in accordance with Section 3.8 hereof with respect to the aggregate amount of all Securities purchased and paid for on each such Additional Closing Date.  The last Additional Closing Date shall not be later than five business days following the Termination Date unless extended by mutual agreement of the Placement Agent and the Company.  The Additional Closing Dates and the Initial Closing Date are herein referred to collectively as the “Closing Dates.”  The last Additional Closing Date shall be referred to as the “Final Closing Date.”

3.7           Selected Dealers.  The Company may, in its sole discretion, engage Selected Dealers, who are members of the National Association of Securities Dealers, Inc. in connection with the Offering, on such basis and for such compensation as it may determine.

3.8.          Placement Fee.  In consideration for the Placement Agent’s execution of this Agreement and for the performance of its obligations hereunder, the Placement Agent shall receive from the Company on each of the Closing Dates and at additional times as set forth in Section 3.9 a placement fee equal to seven percent (7%) of the aggregate offering price of all

Securities sold on such Closing Date and within the twelve (12) month period following the Termination Date (if any post Termination Date sales are made to investors located by the Placement Agent prior to the Termination Date and made known to the Company in writing only by Placement Agent’s efforts prior to the Termination Date).  The Company shall also allocate and grant to Placement Agent warrants to purchase stock in the Company at the offering price.  The number of warrants, and the warrant price, shall be based upon: (i) the valuation of the Company’s stock at the time of the closing of the transaction, and (ii) an aggregate value equal to seven percent (7%) of the total amount of funds raised for the Company by Placement Agent through the twelve (12) month period following the Termination Date.

3.9.          Additional Fees. In the event that any individual investor purchasing Securities from the Company shall purchase additional Securities from the Company or holds debt in the Company within twelve (12) months from the Termination Date, the Company will pay to Placement Agent any and all fees owed pursuant to Section 3.8.

3.10.        The Company To Pay Certain Fees and Expenses.  The Company shall bear all of its own costs and expenses in connection with the transactions contemplated hereby, including, but not limited to, expenses (i) for consulting, legal, financial, printing, auditing, and accounting services related to the Offering, (ii) in connection with the Company’s responsibilities under Section 4.3 hereof (regarding blue sky qualification) and (iii) for engraving, issuance, transfer and delivery (including payment of any applicable transfer tax) of certificates evidencing the Securities.  The Company will, upon request, reimburse the Placement Agent for all reasonable out-of-pocket costs and expenses incurred by Placement Agent in performing its obligations under this Agreement, which costs and expenses shall include, but not be limited to, travel expenses, expenses incurred in performing due diligence in connection with transactions, legal expenses, and all other expenses reasonably incurred by Placement Agent in performing its obligations under this Agreement; provided, however, that Placement Agent shall obtain the prior approval of the Company for any single expenditure in excess of $10,000.  In seeking reimbursement for expenses, Placement Agent shall provide to the Company a written statement or statements detailing expenses for which reimbursement is sought and, upon request, by the Company, shall provide copies of invoices and other documentation supporting such expenses.  Reimbursable expenses shall by payable by the Company within ten (10) days of receipt by the Company of such written statement or, if requested by the Company, copies of supporting documentation.  In addition, the Company shall be responsible for (i) the costs and fees associated with the filing of the offering materials with the NASD (including all required COBRADesk fees) and (ii) legal fees incurred by Placement Agent in connection with the COBRADesk filings.  Such amounts shall come from the proceeds received in the Offering and shall be paid at the initial closing of the Offering.

3.11         Right of First Refusal on Subsequent Offering.  Subject to the rights of various investors pursuant to certain Securities Purchase Agreements dated May 19, 2005 and December 28, 2005 with Barron Partners, LLP, Truk International Fund, LP, Truk Opportunity Fund, LLC and CAMOFI Master LDC (f/k/a DCOFI Master LDC):  In consideration for Placement Agent’s successfully raising $650,000 of funds in connection with the Offering, the Company will provide Placement Agent with the right of first refusal to serve as the exclusive representative to the Company for a future offering whether a private placement (common, preferred, or convertible equity, or debt securities) or a registered secondary offering, subsequent to the private placement contemplated under this Agreement, in the approximate amount of $3.0 to $4.0 million.  “Successfully raising $650,000 of funds” by Placement Agent, as contemplated under this Section, shall be defined as Placement Agent obtaining Subscriptions for a minimum of 90% of the $650,000 of funds to be raised (at least $585,000) in connection with the Offering by Placement Agent.  The Company shall extend the right of first refusal to Placement Agent for a period of twelve (12) months following the date that the Company has received at least the $585,000 in cash funds noted above from the Offering under this Agreement.

4.             Covenants of the Company.  The Company covenants and agrees with the Placement Agent as follows:

4.1.          Preparation of Marketing Materials.  The Company will prepare the Marketing Materials, including but not limited to the Offering, most recent Proxy, Forms 10-QSB and Form 10-KSB, recent press releases, power point, and a company profile/fact sheet.

4.2.          Delivery of Marketing Materials and Other Documents.  The Company will deliver to the Placement Agent, as soon as practicable, such reasonable number of copies of the Marketing Materials as the Placement Agent may reasonably request for purposes contemplated herein.  The Company will also deliver to the Placement Agent, as soon as practicable, such numbers of copies of the Subscription Agreement and Confidential Purchaser Questionnaire (natural persons).as the Placement Agent may reasonably request.

4.3.          Blue Sky Qualification.

4.3.1.       At or prior to the beginning of the Offering Period, the Company shall use its best efforts to qualify or register for sale the Securities or to seek an exemption of the Securities from qualification or registration, for offering and sale under the laws of such jurisdictions in the United States as the Company reasonably may determine (the “Blue Sky States”), with the number of Securities to be so qualified in each such jurisdiction being as determined by the Company and thereafter to maintain such qualification in effect until the Termination Date.

4.3.2.       The Company shall have the responsibility for the filing of material in connection with the offering and sale of the Securities to qualify the Securities or to establish an exemption from qualification for the Securities with the proper authorities in the Blue Sky States.  The Placement Agent will cooperate with the Company in making such filings or obtaining such qualifications.  The Placement Agent will furnish to the Company all information pertaining to the Placement Agent reasonably requested by the Company to comply with the laws and regulations of the Blue Sky States.  Any materials so furnished will not contain any misstatement of a material fact or omit to state any material fact necessary to make any statement of fact contained therein not misleading.

4.4.          Distribution of Additional Information.  Subject to the Company’s right to require confidential treatment by Investors of its proprietary information, the Company will, during the Offering Period, make available to each prospective Investor, and any individual advising such Investor, all information required to be furnished by Regulation D and applicable state securities laws pertaining to the Company and the Offering, and will give such prospective Investor and any person advising such prospective Investor the opportunity to ask questions and receive answers concerning the Company and the Offering and to obtain any additional information, to the extent such information is in the possession of the Company or can be acquired without unreasonable effort or expense, as is necessary to verify the accuracy of the information contained in the Marketing Materials.

5.             Representations, Warranties and Covenants of Placement Agent.  The Placement Agent represents and warrants to, and covenants with the Company that:

5.1.          Solicitation of Investors.

5.1.1.       The Placement Agent shall use its best efforts to locate a limited number of Investors who desire the opportunity to purchase Securities pursuant to the Offering.  So far as is under the Placement Agent’s control, the offer and sale of Securities shall be made in reliance upon the exemption from the registration requirements of Section 5 of the 1933 Act provided by Regulation D and other administrative rules and regulations interpreting Section 4(2) of the 1933 Act, and the exemptive provisions of applicable state securities laws.

5.1.2.       The Placement Agent shall provide a copy of the Marketing Materials to each Investor prior to soliciting any offers to subscribe for or offers to purchase any Securities.  The Placement Agent is not authorized to and shall not give any information or make any representations other than as contained in the Offering.  The Placement Agent will only provide copies of the Marketing Materials to the Investors listed in writing in a letter to the Company and its counsel by name, address and Marketing Materials copy number.

5.1.3.       Before offering the Securities for sale to any Investor, the Placement Agent shall have reasonable grounds to believe and will believe that the Investor (a) meets the standards which are set forth in the Offering summary under the caption “Investor Suitability”, (b) information contained in the Subscription Agreement and Stock Purchase Agreement relating to such Investor is true and correct in all material respects, and (c) will be acquiring the Securities for his own account and not for the account of, or on behalf of, other persons.

5.1.4.       The Placement Agent shall not offer or sell the Securities by means or form of general solicitation or advertising within the meaning of Rule 502(c) of Regulation D, including, but not limited to:  (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar news medium or broadcast over television or radio, and (b) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

5.1.5.       The Placement Agent shall solicit purchases of Securities only in states in which the Placement Agent has been advised by counsel for the Company that such solicitation can be made and in which the Placement Agent is qualified to so act, and such solicitations shall be made subject to any conditions set forth by such counsel.  The participation and acceptance of compensation by the Placement Agent or its Affiliates in connection with the sale of the Securities shall not result in a violation of Section 4(2) of the 1933 Act, Regulation D or any state securities laws.

5.1.6        The Placement Agent shall control the distribution of copies of the Marketing Materials in accordance with applicable state and federal securities laws.

5.2           Information with Respect to Potential Investors.  The Placement Agent shall make available to the Company and its counsel such information in the Placement Agent’s possession as the Company may reasonably request with respect to the knowledge and experience in financial and business matters of each Investor and its representative, if any, the ability of the Investor to bear the economic risk of an investment in the Securities, and its knowledge and experience in financial and business matters.  Moreover, the Placement Agent shall not submit any executed Securities Purchase Agreement to the Company for consideration unless, after making reasonable inquiry, the Placement Agent shall have reasonable grounds to believe and shall believe that the Investor meets the standards that are set forth in the Offering under the caption “Investor Suitability”.

5.3           Amendments to Marketing Materials.  Until the end of the Offering Period, if any event affecting the Offering or the Company shall occur which should be set forth in a supplement or amendment to the Marketing Materials, the Placement Agent agrees, upon receipt of such supplement or amendment from the Company, to distribute such supplement or amendment to each person who has previously received a copy of the Marketing Materials from the Placement Agent and who continues to be interested in the Offering, unless the Company shall have advised the Placement Agent that Securities will not be sold to such person.  The Placement Agent further agrees to include such supplement or amendment in all subsequent deliveries of the Marketing Materials.

5.4           Broker-Dealer.  The Placement Agent is a broker-dealer registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in each state in which each Investor resides and is a member in good standing of the National Association of Securities Dealers, Inc.  Each agent of the Placement Agent is a registered representative under the Exchange Act and in each state in which each Investor resides, as applicable.

5.5           IRA Sales.  Each purchase of Securities by an individual retirement account shall be made in accordance with such procedures and shall be accompanied by such documentation as the Placement Agent shall have established for such circumstances.

5.6           Public Disclosure.  The Placement Agent shall not disclose to anyone (other than the Investors) that it has served as a placement agent in this transaction or any other transaction with the Company, the terms of this Agreement, the contents of the Marketing Materials or any other information it has received in connection with the Offering, except with the prior written consent of the Company.

6.             Conditions Precedent to Placement Agent’s Obligations.  The obligations of the Placement Agent hereunder shall be subject to the continued accuracy throughout the Offering Period of the representations, warranties and agreements of the Company, and to the performance by the Company in all respects of its obligations hereunder.

7.             Conditions Precedent to the Company’s Obligations.  The obligations of the Company to continue the Placement Agent’s engagement pursuant to this Agreement shall be subject to the accuracy in all material respects, as of the date hereof and through each Closing Date, of the representations, warranties and agreements of the Placement Agent, and to the performance by the Placement Agent in all respects of its obligations hereunder.

8.             Representations, Warranties, Covenants and Agreements to Survive.  Except as the context otherwise requires, all representations, warranties, any agreements made in Section 2 hereof, covenants and agreements contained in this Agreement (including but not limited to Section 3.11 and Section 9.2) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Placement Agent, the Company, or by any controlling person of either, and shall survive the Termination Date.

9.                                     Indemnification.

9.1           Indemnification by Placement Agent.  The Placement Agent agrees to indemnify and hold harmless the Company (and each other person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act, each officer of the Company who signs a registration statement and each director of the Company) from and against any losses, claims, damages, judgments, liabilities, expenses, or costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the cost of investigating, preparing for, or defending any such action or claim, whether or not in connection with litigation to which the Company (or any such officer, director or controlling person) may become subject (under the 1933 Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any failure of the Placement Agent to comply with its covenants and agreements contained herein or any misrepresentation herein and the Placement Agent promptly will reimburse the Company (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.

9.2           Indemnification by the Company.  The Company agrees to indemnify and hold harmless the Placement Agent together with its affiliates, directors, officers, agents, and employees (“Indemnified Person”) from and against any losses, claims, damages, judgments, liabilities, expenses, or costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the cost of investigating, preparing for, or defending any such action or claim, whether or not in connection with litigation to which the Indemnified Person may become subject (under the 1933 Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any failure of the Company to comply with its covenants and agreements contained herein or any misrepresentation herein or otherwise arising out of the Company’s acts or omissions and the Company promptly will reimburse the Placement Agent for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.

9.3           Indemnification Procedure.  Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to Section 9.1 or 9.2, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person.  After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof, provided, however, that if there exists or shall exist an actual or potential conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel for all indemnified parties.

10.           Effective Date and Termination of Agreement.

10.1         Effective Date.  This Agreement shall become effective as of the date of execution hereof.

10.2         Failure to Fulfill Conditions.  In the event that either party fails to fulfill (the “Non-Fulfilling Party”) any of the conditions precedent to the performance of the obligations of the other party (the “Other Party”), the Other Party shall elect to either (a) waive such unfulfilled condition or conditions and consummate the transaction which is the subject hereof, in which event no claim may be asserted against the Non-Fulfilling Party by reason of the matters which were the subject of such conditions, or (b) terminate this Agreement as provided below.

10.3         Termination.  Either party may terminate this Agreement at any time for any reason, without any further obligation to the non-terminating party; provided, however, that: (a) no such termination will affect Placement Agent’s right to expense reimbursement under Section 3.10 and (b) no such termination will affect Placement Agent’s right to fees under Section 3.8 if the Company consummates a private placement within twelve (12) months following such termination (if any post Termination Date sales are made to investors located by the Placement Agent prior to the Termination Date and made known to the Company in writing only by Placement Agent’s efforts prior to the Termination Date).

11.           Notices.

11.1         Method and Location of Notices.  Any notice, reply or other communication required or permitted by this Agreement, except as herein otherwise specifically provided, shall be in writing and (i) if sent to the Placement Agent, shall be mailed, delivered or telecopied and confirmed to Ed McClendon, Terra Nova Financial, L.L.C., 100 S. Wacker, Suite 1550, Chicago, IL 60606 and (ii) if sent to the Company, shall be mailed, delivered or telecopied and confirmed to Bill Critchfield, Corgenix Medical Corporation, 11575 Main Street, Suite 400,  Broomfield, CO 80020.  Any party may change its address for notice by giving notice of its new address to the other parties in the manner specified above.

11.2         Time of Notices.  Notice shall be deemed to be given by the Placement Agent to the Company or by the Company to the Placement Agent (i) if by personal delivery, on the date of such delivery, (ii) if by telecopy, on the date of transmission, and (iii) if mailed, three days after delivery to the mails, postage prepaid, registered mail, return receipt requested, to the addresses provided in Section 12.1 hereof.

12.           Miscellaneous.

12.1         Confidentiality.  The Placement Agent agrees and acknowledges that certain information furnished by the Company pursuant to the Placement Agent’s requests may be of a proprietary nature and that any information provided by the Company shall be kept confidential and shall not be disclosed to any third party without the prior approval of the Company except as may otherwise be required by law or court order.

12.2         Parties.  This Agreement shall inure solely to the benefit of and shall be binding upon the Placement Agent, the Company and their respective successors, legal representatives and assigns, and no other person shall have or be construed to have a legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained.

12.3         Construction.  This Agreement shall be construed in accordance with the laws of the State of Illinois, without giving effect to the principles thereof relating to the conflict of laws.

12.4         Descriptive Heading; Defined Terms.  The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  Capitalized terms not otherwise defined in this Agreement shall have the respective meanings set forth in the Marketing Materials.

12.5         Counterparts.  This Agreement may be executed in one or more counterparts, and, if executed in more than one counterpart, the executed counterparts shall together constitute a single instrument.

12.6         Entire Agreement; Written Waivers.  This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter hereof.  Neither the Company nor the Placement Agent has relied on any written or oral representations or inducements, other than those which are set forth in this Agreement in executing and delivering this Agreement.  No waiver, alteration or modification of any of the provisions hereof shall be binding unless it is in writing and signed by each of the parties hereto.

12.7         Severability.  If any of the provisions of this Agreement are rendered or declared illegal by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the remaining provisions of the Agreement shall remain in full force and effect.

12.8         Headings.  The headings and captions of this Agreement are inserted for convenience of reference only and shall not be deemed a part hereof or used in the construction or interpretation hereof.

If the foregoing correctly sets forth the understanding between the Placement Agent and the Company, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among the parties.

Very truly yours,

By:
Name:
Title:

AGREED AND ACCEPTED:

Corgenix Medical Corporation

By:
Name:
Title: